Exhibit 7

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Voting Agreement dated as of September 1, 2015, (as the same may hereafter be amended, restated, supplemented or otherwise modified in accordance with the terms therein, the “Voting Agreement”), by and among Westport Innovations Inc., and the Stockholders listed on the signature pages thereto, including pursuant to any Joinder Agreement.

The undersigned, by executing and delivering this Joinder Agreement, hereby agrees in connection with the undersigned’s acquisition of an aggregate of 886,752 shares of common stock, par value $0.001, of Fuel Systems Solutions, Inc., a Delaware corporation (the “Transferred Shares”) as of November 2, 2015, to be bound by and hold such Transferred Shares subject to all of the terms and provisions of, and be a party to, the Voting Agreement. The undersigned shall be deemed to be a “Stockholder” as such term is defined in the Voting Agreement, and the Transferred Shares shall be deemed to be “Shares” as such term is defined in the Voting Agreement.

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The undersigned has executed and delivered this Joinder Agreement as of November 2, 2015.

BECKER DRAPKIN PARTNERS SLV, LTD.

By:	Becker Drapkin Management, L.P., its investment manager

By: BC Advisors, LLC, its general partner

By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Member

By:	/s/ Matthew A. Drapkin
Name: Matthew A. Drapkin
Title: Member